Exhibit 16.1

BERMAN & COMPANY, P. A. Certified Public Accountants and Consultants

August 13, 2010

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Fax: 202-772-9251

Re: Global Holdings, Inc. ("the Company")
File Reference No. 333-150651

We were previously the independent registered public accounting firm for Global Holdings, Inc., and under the date April 15, 2010, we reported on the financial statements of the Company as of December 31, 2009 and 2008, and the related statements of operations, changes in stockholders' deficit and cash flows for the years then ended.

On August 9, 2010, the Company dismissed us as its independent registered public accounting firm. We have read Global Holdings, Inc. statements included in Item 4.01 on Form 8-K. (amendment no. 1) regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.
Berman & Company, P.A.
Boca Raton, Florida
551 NW 77th Street Suite 201 • Boca Raton, FL 33487
Phone: (561) 864-4444 • Fax: (561) 892-3715
www.bermancpas.com •  info@bcrmancpas.com
Registered with the PCAOB • Member AICPA Center for Audit Quality
Member American Institute of Certified Public Accountants
Member Florida institute of Certified Public Accountants